DEFINITIVE SHARE EXCHANGE AGREEMENT

This Share Exchange Agreement (“Agreement”), dated as of March 30, 2021, is among GEMX Exchange Corp. (“GEMX”), a Canadian corporation, with and address of Suite 610, 1414 – 8th Street SW, Calgary Alberta, Canada, T2R1J6 , the shareholders of GEMX (collectively, the “Shareholders”), Jay Maull (“Maull”), the Chief Executive Officer of GEMX, Brainy Brawn, Inc., a Delaware corporation (“BRNW”), with an address of 304 South Jones Blvd, Las Vegas NV 89107, and Kimberly Sue Halvorson, the Controlling Shareholder  of BRNW (“Halvorson”). Collectively, the Shareholders, GEMX, BRNW, Maull, and Halvorson are the “Parties.”

The parties hereby enter into this Agreement, following which,

1.BRNW will own all of the equity of GEMX, equaling 16,136,204 shares of GEMX’s stock, and representing all of its issued and outstanding shares;

2.The shareholders named on Exhibit A attached hereto (the “New Equity Holders”), will own 94,779,615 shares of common stock of BRNW (the “Common Stock”), representing approximately 99.77% of BRNW’s outstanding shares of Common Stock (the “Share Exchange”), calculated post-issuance.

3.GEMX will hold no common shares of BRNW, as the wholly owned subsidiary of BRNW; and

As a result of this Agreement, BRNW may announce this reverse merger. The first consolidated post-acquisition period will be the quarter ended March 31, 2021.

RECITALS

WHEREAS, the Shareholders currently hold all of the equity of GEMX and are desirous of relinquishing all of their GEMX shares so that the New Equity Holders would be issued 94,779,615 shares of BRNW Common Stock, of the shares of BRNW Common Stock to be outstanding; this additional ownership would represent approximately 99.77% of BRNW’s issued and outstanding shares of Common Stock; and that GEMX would be a wholly owned subsidiary of BRNW.

WHEREAS, Jay Maull and Kimberly Sue Halvorson representing the Board of Directors of BRNW and GEMX are desirous of GEMX becoming a wholly owned subsidiary of BRNW.

WHEREAS, BRNW and GEMX are desirous of BRNW acquiring 100% of the outstanding shares of GEMX, and issuing 94,779,615 shares of BRNW Common in the process, making GEMX a wholly owned subsidiary of BRNW. The total issued and outstanding shares after the share issuance to GEMX will be 95,000,902 for the Company and subject to any round up rules from the Transfer Agent of Record and DTC (Depository Transfer Corporation).

WHEREAS, BRNW and its Directors are desirous of BRNW acquiring 100% of the outstanding shares of GEMX.

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WHEREAS, the Board of Directors and Shareholders of BRNW and GEMX, respectively, have each agreed to exchange and issue shares, as necessary to cause the forgoing results, upon the terms, and subject to the conditions, set forth in this Agreement.

WHEREAS, it is intended that, for federal income tax purposes, the Share Exchange shall qualify as a reorganization under the provisions of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder, and be tax-free pursuant to Section 351(a) of the Code.

WHEREAS, the Parties desire to make certain representations, warranties, covenants, and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual promises herein made, and in consideration of the representations, warranties, covenants, and agreements herein contained, and intending to be legally bound hereby, the Parties agree as follows:

INCORPORATION OF RECITALS BY REFERENCE. The Recitals are hereby incorporated herein by this reference, as if fully restated herein.

ARTICLE I

DEFINITIONS

I.1 Certain Definitions.  The following terms shall, when used in this Agreement, have the following meanings:

“Acquisition” means the acquisition of any businesses, assets, or property other than in the ordinary course, whether by way of the purchase of assets or stock, by BRNW acquiring all of the outstanding shares of GEMX pursuant to this Share Exchange Agreement and the Shareholders relinquishing and exchanging its shares of GEMX to BRNW and BRNW issuing the BRNW Common Shares to the New Equity Holders.

“Affiliate” means, with respect to any Person: (i) any Person directly or indirectly owning, controlling or holding with power to vote ten percent (10%) or more of the outstanding voting securities of such other Person (other than passive or institutional investors); (ii) any Person ten percent (10%) or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote, by such other Person; (iii) any Person directly or indirectly controlling, controlled by or under common control with such other Person; and (iv) any officer, director or partner of such other Person. “Control” for the foregoing purposes shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or voting interests, by contract or otherwise.

“BRNW Business” means the business conducted by BRNW.

“BRNW Common Stock” means the common shares of BRNW.

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“Business Day” means any day other than Saturday, Sunday, or a day on which banking institutions in New York, New York, are required or authorized to be closed.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collateral Documents” mean the Exhibits and any other documents, instruments, and certificates to be executed and delivered by the Parties hereunder or there under.

“Commission” means the Securities and Exchange Commission or any Regulatory Authority that succeeds to its functions.

“Exchange Shares” means (i) the 16,136,204 issued and outstanding common shares of GEMX (the “GEMX Shares”), and (ii) the Preferred Shares, exchanged or converted by the Shareholders to BRNW, for 94,779,615 newly issued Common Stock of BRNW (the “BRNW Shares”).

“Effective Time” means, the moment in time when the shares of the BRNW are exchanged for the shares of BRNW.

“Encumbrance” means any material mortgage, pledge, lien, encumbrance, charge, security interest, security agreement, conditional sale or other title retention agreement, limitation, option, assessment, restrictive agreement, restriction, adverse interest, restriction on transfer or exception to or material defect in title or other ownership interest (including restrictive covenants, leases and licenses).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations there under.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Legal Requirement” means any statute, ordinance, law, rule, regulation, code, injunction, judgment, order, decree, ruling, or other requirement enacted, adopted, or applied by any Regulatory Authority, including judicial decisions applying common law or interpreting any other Legal Requirement.

“Losses” shall mean all damages, awards, judgments, assessments, fines, sanctions, penalties, charges, costs, expenses, payments, diminutions in value and other losses, however suffered or characterized, all interest thereon, all costs and expenses of investigating any claim, lawsuit or arbitration and any appeal there from, all actual attorneys’, accountants’ investment bankers’ and expert witness’ fees incurred in connection therewith, whether or not such claim, lawsuit or arbitration is ultimately defeated and, subject to Section 9.4, all amounts paid incident to any compromise or settlement of any such claim, lawsuit or arbitration.

“Liability” means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

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“Material Adverse Effect” means a material adverse effect on (i) the assets, Liabilities, properties or business of the Parties, (ii) the validity, binding effect or enforceability of this Agreement or the Collateral Documents or (iii) the ability of any Party to perform its obligations under this Agreement and the Collateral Documents; provided, however, that none of the following shall constitute a Material Adverse Effect on BRNW: (i) the filing, initiation and subsequent prosecution, by or on behalf of Shareholders of any Party, of litigation that challenges or otherwise seeks damages with respect to the Share Exchange, this Agreement and/or transactions contemplated thereby or hereby, (ii) occurrences due to a disruption of a Party’s business as a result of the announcement of the execution of this Agreement or changes caused by the taking of action required by this Agreement, (iii) general economic conditions, or (iv) any changes generally affecting the industries in which a Party operates.

“Permit” means any license, permit, consent, approval, registration, authorization, qualification or similar right granted by a Regulatory Authority.

“Permitted Liens” means (i) liens for Taxes not yet due and payable or being contested in good faith by appropriate proceedings; (ii) rights reserved to any Regulatory Authority to regulate the affected property; (iii) statutory liens of banks and rights of set off; (iv) as to leased assets, interests of the lessors and sub-lessors thereof and liens affecting the interests of the lessors and sub-lessors thereof; (v) inchoate material men’s, mechanics’, workmen’s, repairmen’s or other like liens arising in the ordinary course of business; (vi) liens incurred or deposits made in the ordinary course in connection with workers’ compensation and other types of social security; (vii) licenses of trademarks or other intellectual property rights granted by BRNW, in the ordinary course and not interfering in any material respect with the ordinary course of the business of BRNW; and (viii) as to real property, any encumbrance, adverse interest, constructive or other trust, claim, attachment, exception to or defect in title or other ownership interest (including, but not limited to, reservations, rights of entry, rights of first refusal, possibilities of reversion, encroachments, easement, rights of way, restrictive covenants, leases, and licenses) of any kind, which otherwise constitutes an interest in or claim against property, whether arising pursuant to any Legal Requirement, under any contract or otherwise, that do not, individually or in the aggregate, materially and adversely affect or impair the value or use thereof as it is currently being used in the ordinary course.

“Person” means any natural person, corporation, partnership, trust, unincorporated organization, association, Limited Liability Company, Regulatory Authority, or other entity.

“Regulatory Authority” means: (i) the United States of America; (ii) any state, commonwealth, territory or possession of the United States of America and any political subdivision thereof (including counties, municipalities and the like); (iii) Canada and any other foreign (as to the United States of America) sovereign entity and any political subdivision thereof; or (iv) any agency, authority or instrumentality of any of the foregoing, including any court, tribunal, department, bureau, commission or board.

“Representative” means any director, officer, employee, agent, consultant, advisor, or other representative of a Person, including legal counsel, accountants, and financial advisors.

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“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations there under.

“Subsidiary” of a specified Person means (a) any Person if securities having ordinary voting power (at the time in question and without regard to the happening of any contingency) to elect a majority of the directors, trustees, managers or other governing body of such Person are held or controlled by the specified Person or a Subsidiary of the specified Person; (b) any Person in which the specified Person and its subsidiaries collectively hold a fifty percent (50%) or greater equity interest; (c) any partnership or similar organization in which the specified Person or subsidiary of the specified Person is a general partner; or (d) any Person the management of which is directly or indirectly controlled by the specified Person and its Subsidiaries through the exercise of voting power, by contract or otherwise.

“Tax” means any U.S. or non U.S. federal, state, provincial, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, intangible property, recording, occupancy, sales, use, transfer, registration, value added minimum, estimated or other tax of any kind whatsoever, including any interest, additions to tax, penalties, fees, deficiencies, assessments, additions or other charges of any nature with respect thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund or credit or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Treasury Regulations” means regulations promulgated by the U.S. Treasury Department under the Code.

ARTICLE II

THE SHARE EXCHANGE

II.1 Share Exchange.  In accordance with and subject to the provisions of this Agreement and the Nevada Business Corporations Act, at the Effective Time, GEMX shall become a wholly owned subsidiary of BRNW, and BRNW shall be its only shareholder and shall continue in its existence with one owner, BRNW, until a merger, if any. Pursuant to the Share Exchange, (A) the Shareholders are relinquishing all 16,136,204 shares of their GEMX common shares, constituting all issued and outstanding shares of GEMX (the “GEMX Shares”), and (B) the New Equity Holders are acquiring the BRNW Shares, representing approximately 99.77% of the outstanding Common Stock of BRNW post 5000:1 consolidation.

II.2 Stock Transfer Books.  Effective immediately after the Share Exchange, the stock transfer books of GEMX shall be closed, and there shall be no further issuance or registration of transfers of shares hereafter on the records of GEMX.

II.3 Restriction on Transfer.  The Exchange Shares may not be sold, transferred, or otherwise disposed of without registration under the Act or an exemption therefrom, and that in the absence of

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an effective registration statement covering the Exchange Shares or any available exemption from registration under the Act, the Exchange Shares must be held indefinitely. The Parties are aware that the Exchange Shares may not be sold pursuant to Rule 144 promulgated under the Act unless all of the conditions of that Rule are met.  Among the conditions for use of Rule 144 may be the availability of current information to the public about the Surviving Company.

II.4 Restrictive Legend.  All certificates representing the Exchange Shares shall contain an appropriate restrictive legend.

II.5 Closing.  The closing of the transactions contemplated by this Agreement and the Collateral Documents (the “Closing”) shall take place via conference call at the offices of McMurdo Law Group, LLC, 1185 Avenue of the Americas, 3rd Floor, NY 10036, or at such other location as the parties may agree at 10:00 AM, EST Time on the agreed date, which, shall be concurrent with the signing hereof (the “Closing Date”).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BRNW AND HALVORSON

BRNW and Halvorson represent and warrant to the Shareholders that the statements contained in this ARTICLE III are correct and complete as of the date of this Agreement and, except as provided in Section 7.1, will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this ARTICLE III, except in the case of representations and warranties stated to be made as of the date of this Agreement or as of another date and except for changes contemplated or permitted by this Agreement).

III.1 Organization and Qualification.  BRNW is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization. BRNW has all requisite power and authority to own, lease and use its assets as they are currently owned, leased and used and to conduct its business as it is currently conducted.  BRNW is duly qualified or licensed to do business in and is in good standing in each jurisdiction in which the character of the properties owned, leased or used by it or the nature of the activities conducted by it make such qualification necessary, except any such jurisdiction where the failure to be so qualified or licensed would not have a Material Adverse Effect on BRNW or a material adverse effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents or the ability of BRNW to perform its obligations under this Agreement or any of the Collateral Documents.

III.2 Capitalization.

(a)The authorized capital stock and other ownership interests of BRNW, a Nevada corporation, consists of post 5000:1 consolidation 221,287 shares of Common Stock. BRNW has a Series A Preferred Stock authorized and held by Controlling Shareholder of Record reflecting shareholder control in this agreement. All of the outstanding BRNW Common Stock and Preferred Stock have been duly authorized and are validly issued, fully paid and non-assessable.

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(b)Other than what has been described herein or in BRNW’s filings with the Securities and Exchange Commission, there are no outstanding or authorized options, warrants, purchase rights, preemptive rights or other contracts or commitments that could require BRNW to issue, sell, or otherwise cause to become outstanding any of its capital stock or other ownership interests (collectively “Options”).

(c)All of the issued and outstanding shares of BRNW Common Stock have been duly authorized and are validly issued and outstanding, fully paid, and non-assessable and have been issued in compliance with applicable securities laws and other applicable Legal Requirements or transfer restrictions under applicable securities laws.

III.3Authority and Validity.  BRNW has all requisite corporate power to execute and deliver, to perform its obligations under, and to consummate the transactions contemplated by, this Agreement (subject to the approval of BRNW Shareholders as contemplated herein and subject to the receipt of any necessary consents, approvals, authorizations, or other matters referred to herein).  The execution and delivery by BRNW of, the performance by BRNW of its obligations under, and the consummation by BRNW of the transactions contemplated by, this Agreement have been duly authorized by all requisite action of BRNW (subject to the approval of BRNW Shareholders as contemplated herein).  This Agreement has been duly executed and delivered by BRNW and (assuming due execution and delivery by the Shareholders and approval by BRNW Shareholders) is the legal, valid and binding obligation of BRNW, enforceable against it in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and (ii) general equitable principles.  Upon the execution and delivery of the Collateral Documents by each Person (other than by the Shareholders) that is required by this Agreement to execute, or that does execute, this Agreement or any of the Collateral Documents, and assuming due execution and delivery thereof by the Shareholders, the Collateral Documents will be the legal, valid and binding obligations of BRNW, enforceable against BRNW in accordance with their respective terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and (ii) general equitable principles.

III.4No Breach or Violation.  Subject to obtaining the consents, approvals, authorizations, and orders of and making the registrations or filings with or giving notices to Regulatory Authorities and Persons identified herein, the execution, delivery and performance by BRNW of this Agreement and the Collateral Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby in accordance with the terms and conditions hereof and thereof, do not and will not conflict with, constitute a violation or breach of, constitute a default or give rise to any right of termination or acceleration of any right or obligation of BRNW under, or result in the creation or imposition of any Encumbrance upon BRNW, BRNW Assets, BRNW Business or BRNW Common Stock by reason of the terms of (i) the articles of incorporation, by laws or other charter or organizational document of BRNW or any Subsidiary of BRNW, (ii) any material contract, agreement, lease, indenture or other instrument to which BRNW is a party or by or to which BRNW, or the Assets may be bound or subject and a violation of which would result in a Material Adverse Effect on BRNW, (iii) any order, judgment, injunction, award or decree of any arbitrator or Regulatory Authority or any statute, law, rule or regulation applicable to BRNW or (iv)

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any Permit of BRNW, which in the case of (ii), (iii) or (iv) above would have a Material Adverse Effect on BRNW or a material adverse effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents or the ability of BRNW to perform its obligations under this Agreement or any of the Collateral Documents.

III.5Consents and Approvals.  No consent, approval, authorization or order of, registration or filing with, or notice to, any Regulatory Authority or any other Person is necessary to be obtained, made or given by BRNW in connection with the execution, delivery and performance by BRNW of this Agreement or any Collateral Document or for the consummation by BRNW of the transactions contemplated hereby or thereby, except to the extent the failure to obtain any such consent, approval, authorization or order or to make any such registration or filing would not have a Material Adverse Effect on BRNW or a material adverse effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents or the ability of BRNW to perform its obligations under this Agreement or any of the Collateral Documents.

III.6Intellectual Property. BRNW warrants that it has good title to or the right to use all material company intellectual property rights and all material inventions, processes, designs, formulae, trade secrets and know how necessary for the operation of BRNW Business without the payment of any royalty or similar payment.

III.7Compliance with Legal Requirements.  BRNW has operated its business in compliance with all Legal Requirements applicable to BRNW except to the extent the failure to operate in compliance with all material Legal Requirements would not have a Material Adverse Effect on BRNW or Material Adverse Effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents.

III.8Litigation.  There are no outstanding judgments or orders against or otherwise affecting or related to BRNW, BRNW Business or BRNW Assets and there is no action, suit, complaint, proceeding or investigation, judicial, administrative or otherwise, that is pending or, to BRNW’s knowledge, threatened that, if adversely determined, would have a Material Adverse Effect on BRNW or a material adverse effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents, except as noted in the audited Company Financial Statements or documented by BRNW to the Shareholders.

III.9Taxes.  BRNW has duly and timely filed in proper form all Tax Returns for all Taxes required to be filed with the appropriate Regulatory Authority, and has paid all taxes required to be paid in respect thereof except where such failure would not have a Material Adverse Effect on BRNW, except where, if not filed or paid, the exception(s) have been documented by BRNW to the Shareholders.

III.10Books and Records.  The books and records of BRNW accurately and fairly represent BRNW Business and its results of operations in all material respects.

III.11Brokers or Finders.  All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by BRNW and/or its Affiliates/Representatives in connection with the transactions contemplated by this Agreement, neither BRNW, nor any of its

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Affiliates/Representatives have incurred any obligation to pay any brokerage or finder’s fee or other commission in connection with the transaction contemplated by this Agreement.

III.12Disclosure.  No representation or warranty of BRNW in this Agreement or in the Collateral Documents and no statement in any certificate furnished or to be furnished by BRNW pursuant to this Agreement contained, contains or will contain on the date such agreement or certificate was or is delivered, or on the Closing Date, any untrue statement of a material fact, or omitted, omits or will omit on such date to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

III.13No Undisclosed Liabilities. To the knowledge of Halvorson, BRNW is not subject to any material liability (including unasserted claims), absolute or contingent, other than liabilities of the same nature as those set forth in BRNW’ financial statements and reasonably incurred in the ordinary course of its business.

III.14Disclosed Liabilities. All Liabilities disclosed by BRNW shall be paid from BRNW’s accounts receivable when and as is due, and BRNW shall have no Liabilities upon the reverse merger. Any Liabilities, disclosed or undisclosed, shall be the sole obligation of BRNW.

III.15Absence of Certain Changes. Since March 31, 2021, BRNW has not: (a) suffered any material adverse change in its financial condition, assets, liabilities or business; (b) contracted for or paid any capital expenditures; (c) incurred any indebtedness or borrowed money, issued or sold any debt or equity securities, declared any dividends or discharged or incurred any liabilities or obligations except in the ordinary course of business as heretofore conducted; (d) mortgaged, pledged or subjected to any lien, lease, security interest or other charge or encumbrance any of its properties or assets; (e) paid any material amount on any indebtedness prior to the due date, forgiven or cancelled any material amount on any indebtedness prior to the due date, forgiven or cancelled any material debts or claims or released or waived any material rights or claims; (f) suffered any damage or destruction to or loss of any assets (whether or not covered by insurance); (g) acquired or disposed of any assets or incurred any liabilities or obligations; (h) made any payments to its affiliates or associates or loaned any money to any person or entity; (i) formed or acquired or disposed of any interest in any corporation, partnership, limited liability company, joint venture or other entity; (j) entered into any employment, compensation, consulting or collective bargaining agreement or any other agreement of any kind or nature with any person. Or group, or modified or amended in any respect the terms of any such existing agreement; (k) entered into any other commitment or transaction or experience any other event that relates to or affect in any way this Agreement or to the transactions contemplated hereby, or that has affected, or may adversely affect BRNW Business, operations, assets, liabilities, or financial condition; or (1) amended its Articles of Incorporation or By-laws, except as otherwise contemplated herein.

III.16Contracts.  A true and complete list of all contracts, agreements, leases, commitments or other understandings or arrangements, written or oral, express, or implied, to which BRNW is a party or by which it or any of its property is bound or affected requiring payments to or from, or incurring of liabilities by, BRNW in excess of $10,000 (the “Contracts”). BRNW has complied with and performed, in all material respects, all of its obligations required to be performed under and is not in default with respect to any of the Contracts, as of the date hereof, nor has any event occurred

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which has not been cured which, with or without the giving of notice, lapse of time, or both, would constitute a default in any respect there under. To the best knowledge of BRNW, no other party has failed to comply with or perform, in all material respects, any of its obligations required to be performed under or is in material default with respect to any such Contracts, as of the date hereof, nor has any event occurred which, with or without the giving of notice, lapse of time or both, would constitute a material default in any respect by such party there under. BRNW knows of and has no reason to believe that there are any facts or circumstances which would make a material default by any party to any contract or obligation likely to occur subsequent to the date hereof.

III.17Permits and Licenses. BRNW has all certificates of occupancy, rights, permits, certificates, licenses, franchises, approvals, and other authorizations as are reasonably necessary to conduct its business and to own, lease, use, operate and occupy its assets, at the places and in the manner now conducted and operated, except those the absence of which would not materially adversely affect its business. BRNW has not received any written or oral notice or claim pertaining to the failure to obtain any material permit, certificate, license, approval or other authorization required by any federal, state or local agency or other regulatory body, the failure of which to obtain would materially and adversely affect its business.

III.18Assets Necessary to Business. BRNW owns or leases all properties and assets, real, personal, and mixed, tangible and intangible, and is a party to all licenses, permits and other agreements necessary to permit it to carry on its business as presently conducted.

III.19Labor Agreements and Labor Relations. BRNW has no collective bargaining or union contracts or agreements. BRNW is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practices; there are no charges of discrimination or unfair labor practice charges” or complaints against BRNW pending or threatened before any governmental or regulatory agency or authority; and, there is no labor strike, dispute, slowdown or stoppage actually pending or threatened against or affecting BRNW.

III.20Employment Arrangements. BRNW has no employment or consulting agreements or arrangements, written or oral, which are not terminable at the will of BRNW, or any pension, profit-sharing, option, other incentive plan, or any other type of employment benefit plan as defined in ERISA or otherwise, or any obligation to or customary arrangement with employees for bonuses, incentive compensation, vacations, severance pay, insurance or other benefits. No employee of BRNW is in violation of any employment agreement or restrictive covenant.

III.21Filings.  BRNW is subject to filings required by the Securities Act of 1933, as amended, but not the Exchange Act of 1934, as amended.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF GEMX, MAULL AND THE SHAREHOLDERS

GEMX and Maull, and the Shareholders, where applicable, represent and warrant to BRNW that the statements contained in this ARTICLE IV are correct and complete as of the date of this Agreement and, except as provided in Section 8.1, will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this ARTICLE IV, except in the case of representations and warranties stated to be made as of the date of this Agreement or as of another date and except for changes contemplated or permitted by the Agreement).

IV.1 Organization and Qualification.  GEMX has all requisite power and authority to own, lease and use GEMX’s assets as they are currently owned, leased and used and to conduct its business as it is currently conducted. GEMX is duly qualified or licensed to do business in and is in good standing in each jurisdiction in which the character of the properties owned, leased or used by it or the nature of the activities conducted by it makes such qualification necessary, except any such jurisdiction where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on the Shareholders or a Material Adverse Effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents or the ability of GEMX, Maull, or the Shareholders to perform their or its obligations under this Agreement or any of the Collateral Documents.

IV.2Capitalization.

(a)The authorized capital stock of GEMX is unlimited shares of common stock.  All outstanding shares of GEMX Common Stock are owned by the Shareholders, consisting of 16,136,204 shares. GEMX has no shares of preferred stock authorized. The shares of GEMX Common Stock are duly issued and outstanding, and has been duly authorized, validly issued, and outstanding and fully paid and non-assessable, which shares is exchanged hereby, as above provided.

(b)There are no outstanding or authorized options, warrants, purchase rights, preemptive rights or other contracts or commitments that could require GEMX or any of its Subsidiaries to issue, sell, or otherwise cause to become outstanding any of its capital stock or other ownership interests.

(c)All of the issued and outstanding shares of the GEMX common stock have been duly authorized and are validly issued and outstanding, fully paid, and non-assessable (with respect to Subsidiaries that are corporations) and have been issued in compliance with applicable securities laws and other applicable Legal Requirements.

IV.3Authority and Validity.  GEMX, Maull and the Shareholders have all requisite power to execute and deliver to perform his obligations under, and to consummate the transactions contemplated by, this Agreement and the Collateral Documents. The execution and delivery by the

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GEMX, Maull and the Shareholders and the performance by GEMX, Maull and the Shareholders of their obligations under, and the consummation by GEMX, Maull and the Shareholders of the transactions contemplated by, this Agreement and the Collateral Documents have been duly authorized by all requisite action of GEMX, Maull and the Shareholders. This Agreement has been duly executed and delivered (assuming due execution and delivery by the Shareholders) is the legal, valid and binding obligation of GEMX, Maull and the Shareholders, enforceable in accordance with its terms except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and (ii) general equitable principles. Upon the execution and delivery by GEMX, Maull and the Shareholders of the Collateral Documents to which it is a party, and assuming due execution and delivery thereof by the other parties thereto, the Collateral Documents will be the legal, valid and binding obligations, enforceable in accordance with their respective terms except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and (ii) general equitable principles.

IV.4No Breach or Violation. Subject to obtaining the consents, approvals, authorizations, and orders of and making the registrations or filings with or giving notices to Regulatory Authorities and Persons identified herein, the execution, delivery and performance by GEMX, Maull and the Shareholders of this Agreement and the Collateral Documents to which they are a party and the consummation of the transactions contemplated hereby and thereby in accordance with the terms and conditions hereof and thereof, do not and will not conflict with, constitute a violation or breach of, constitute a default or give rise to any right of termination or acceleration of any right or obligation of GEMX, Maull and the Shareholders under, or result in the creation or imposition of any Encumbrance upon the property of the Shareholders by reason of the terms of (i) the articles of incorporation, by laws or other charter or organizational document of GEMX, (ii) any contract, agreement, lease, indenture or other instrument to which any of Maull, the Shareholders or GEMX are a party or by or to which Maull, the Shareholders or GEMX or their property may be bound or subject and a violation of which would result in a Material Adverse Effect on Maull, the Shareholders or GEMX taken as a whole, (iii) any order, judgment, injunction, award or decree of any arbitrator or Regulatory Authority or any statute, law, rule or regulation applicable to Maull, the Shareholders or GEMX or (iv) any Permit of GEMX or any of its Subsidiaries, which in the case of (ii), (iii) or (iv) above would have a Material Adverse Effect on GEMX or any of its Subsidiaries or a material adverse effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents or the ability of GEMX, Maull or the Shareholders to perform their obligations hereunder or there under.

IV.5Consents and Approvals.  Except for requirements under applicable United States or state securities laws, no consent, approval, authorization or order of, registration or filing with, or notice to, any Regulatory Authority or any other Person is necessary to be obtained, made or given by GEMX, Maull and the Shareholders in connection with the execution, delivery and performance by them of this Agreement or any Collateral Documents or for the consummation by them of the transactions contemplated hereby or thereby, except to the extent the failure to obtain such consent, approval, authorization or order or to make such registration or filings or to give such notice would not have a Material Adverse Effect on the Shareholders, in the aggregate, or a material adverse effect on the validity, binding effect or enforceability of this Agreement or the Collateral

pg. 12

Documents or the ability of GEMX, Maull and the Shareholders to perform their obligations under this Agreement or any of the Collateral Documents.

IV.6Compliance with Legal Requirements.  GEMX’s businesses have operated in compliance with all material Legal Requirements including, without limitation, the Securities Act applicable to GEMX or any of its Subsidiaries, except to the extent the failure to operate in compliance with all material Legal Requirements, would not have a Material Adverse Effect on GEMX or any of its Subsidiaries or a Material Adverse Effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents.

IV.7Litigation.  There are no outstanding judgments or orders against or otherwise affecting or related to GEMX or any of its Subsidiaries, or the business or assets of GEMX or any of its Subsidiaries; and there is no action, suit, complaint, proceeding or investigation, judicial, administrative or otherwise, that is pending or, to the best knowledge of the Shareholders, threatened that, that has not been disclosed and if adversely determined, would have a material adverse effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents.

IV.8Ordinary Course.  There has not been any occurrence, event, incident, action, failure to act or transaction involving GEMX or any of its Subsidiaries, which is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on GEMX or any of its Subsidiaries.

IV.9Assets and Liabilities.  As of the date of this Agreement, neither GEMX nor any of its Subsidiaries has any Assets or Liability, except for the Liabilities disclosed in the balance sheet disclosed to BRNW through the date hereof.

IV.10Taxes. GEMX, and any Subsidiaries, has duly and timely filed in proper form all Tax Returns for all Taxes required to be filed with the appropriate Governmental Authority, except where such failure to file would not have a Material Adverse Effect on GEMX or any of its Subsidiaries.

IV.11Books and Records.  The books and records of GEMX and any Subsidiaries, if any, accurately and fairly represent the GEMX business and its results of operations in all material respects.  All accounts receivable and inventory of the GEMX business are reflected properly on such books and records in all material respects.

IV.12Financial and Other Information. To the knowledge of Maull, GEMX’s financial statements do not contain (directly or by incorporation by reference) any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein (or incorporated therein by reference), in light of the circumstances under which they were or will be made, not misleading.

IV.13Brokers or Finders. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Maull, GEMX and/or their Affiliates/Representatives in connection with the transactions contemplated by this Agreement, neither Maull, GEMX, nor any

pg. 13

of their Affiliates/Representatives have incurred any obligation to pay any brokerage or finder’s fee or other commission in connection with the transaction contemplated by this Agreement.

IV.14Disclosure.  No representation or warranty of GEMX, Maull and the Shareholders in this Agreement or in the Collateral Documents and no statement in any certificate furnished or to be furnished by GEMX, Maull and the Shareholders pursuant to this Agreement contained, contains or will contain on the date such agreement or certificate was or is delivered, or on the Closing Date, any untrue statement of a material fact, or omitted, omits or will omit on such date to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

IV.15Filings.  GEMX is not subject to filings required by the Securities Act of 1933, as amended, and the Exchange Act of 1934, as amended.  Maull will cause BRNW to file all filings required to be made and no such filing will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, not misleading.

IV.16Conduct of Business.  Prior to the Closing Date, GEMX and its Subsidiaries shall conduct their business in the normal course, and shall not sell, pledge, or assign any assets, without the prior written approval of BRNW, except in the regular course of business. Except as otherwise provided herein, GEMX shall not amend its Articles of Incorporation or By-Laws, declare dividends, redeem or sell stock or other securities, acquire or dispose of fixed assets, change employment terms, enter into any material or long-term contract, guarantee obligations of any third party, settle or discharge any material balance sheet receivable for less than its stated amount, pay more on any liability than its stated amount or enter into any other transaction other than in the regular course of business.

ARTICLE V

COVENANTS OF BRNW

Between the date of this Agreement and the Closing Date:

V.1 Additional Information. BRNW shall provide to GEMX, Maull and the Shareholders and their Representatives such financial, operating, and other documents, data and information relating to BRNW, BRNW Business and BRNW’ assets and liabilities, as GEMX, Maull and the Shareholders or their Representatives may reasonably request.  In addition, BRNW shall take all actions necessary to enable GEMX, Maull and the Shareholders and their Representatives to review, inspect and review BRNW Assets, BRNW Business and Liabilities of BRNW and discuss them with BRNW’s officers, employees, independent accountants, customers, licensees, and counsel. Notwithstanding any investigation that GEMX, Maull and the Shareholders may conduct of BRNW, BRNW Business, BRNW Assets and the Liabilities of BRNW, GEMX, Maull and the Shareholders may fully rely on BRNW’s warranties, covenants and indemnities set forth in this Agreement.

V.2 Consents and Approvals.  As soon as practicable after execution of this Agreement, BRNW shall use commercially reasonable efforts to obtain any necessary consent, approval, authorization, or order of, make any registration or filing with or give any notice to, any Regulatory Authority or

pg. 14

Person as is required to be obtained, made or given by BRNW to consummate the transactions contemplated by this Agreement and the Collateral Documents.

V.3 Non-circumvention.  It is understood that in connection with the transactions contemplated hereby, GEMX has been and will be seeking to find investors willing to provide loans and/or capital investments to finance business plans.  In connection therewith, BRNW will not, and it will cause its directors, officers, employees, agents and representatives not to attempt, directly or indirectly, (i) to contact any party introduced to it by the Shareholders, or (ii) deal with, or otherwise become involved in any transaction with any party which has been introduced to it by the Shareholders, without the express written permission of the introducing party and without having entered into a commission agreement with the introducing party. Any violation of the covenant shall be deemed an attempt to circumvent the Shareholders, and the party so violating this covenant shall be liable for damages in favor of the circumvented party.

V.4 No Solicitations.  From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to ARTICLE X, BRNW will not nor will it authorize or permit any of its officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by it, directly or indirectly, (i) solicit or initiate the making, submission or announcement of any other acquisition proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any person any nonpublic information with respect to any other acquisition proposal, (iii) engage in discussions with any Person with respect to any other acquisition proposal, except as to the existence of these provisions, (iv) approve, endorse or recommend any other acquisition proposal or (v) enter into any letter of intent or similar document or any contract agreement or commitment contemplating or otherwise relating to any other acquisition proposal.

V.5 Notification of Adverse change.  BRNW shall promptly notify the Shareholders of any material adverse change in the condition (financial or otherwise) of BRNW.

V.6 Notification of Certain Matters.  BRNW shall promptly notify the Shareholders of any fact, event, circumstance or action known to it that is reasonably likely to cause BRNW to be unable to perform any of its covenants contained herein or any condition precedent in ARTICLE VII not to be satisfied, or that, if known on the date of this Agreement, would have been required to be disclosed to the Shareholders pursuant to this Agreement or the existence or occurrence of which would cause any of BRNW’s representations or warranties under this Agreement not to be correct and/or complete. BRNW shall give prompt written notice to the Shareholders of any adverse development causing a breach of any of the representations and warranties in ARTICLE III as of the date made.

V.7 BRNW Disclosure Schedule.  For purposes of determining the satisfaction of any of the conditions to the obligations of GEMX, Maull and the Shareholders in ARTICLE VII, BRNW disclosures shall be deemed to include only (a) the information contained therein on the date of this Agreement and (b) information provided by written supplements delivered prior to Closing by BRNW that (i) are accepted in writing by GEMX, Maull and the Shareholders, or (ii) reflect actions taken or events occurring after the date hereof prior to Closing.

pg. 15

V.8 State Statutes.  BRNW and its Board of Directors shall, if any state takeover statute or similar law is or becomes applicable to the Share Exchange, this Agreement or any of the transactions contemplated by this Agreement, use all reasonable efforts to ensure that the Share Exchange and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Share Exchange, this Agreement and the transactions contemplated hereby.

V.9 Conduct of Business.  Prior to the Closing Date, BRNW shall conduct its business in the normal course, and shall not sell, pledge, or assign any assets, without the prior written approval of GEMX, Maull and the Shareholders, except in the regular course of business. Except as otherwise provided herein, BRNW shall not amend its Articles of Incorporation or Bylaws, declare dividends, redeem or sell stock or other securities, acquire or dispose of fixed assets, change employment terms, enter into any material or long-term contract, guarantee obligations of any third party, settle or discharge any material balance sheet receivable for less than its stated amount, pay more on any liability than its stated amount, or enter into any other transaction other than in the regular course of business.

V.10 Filings. Until closing, BRNW will timely file all reports and other documents relating to the operation of BRNW required to be filed, which reports, and other documents do not and will not contain any misstatement of a material fact, and do not and will not omit any material fact necessary to make the statements therein not misleading.

V.11 Corporate Actions. This agreement is contingent based on the FINRA approval over the following corporate actions:

A: Consolidation of the capital stock of BRNW on a 5000 to 1 basis whereby for every 5000 shares of BRNW, there will be one share exchanged.

B: Name change to GEMXX Corporation and or Name Approved by FINRA and the State of Delaware.

C: CUSIP number change

D: Symbol Change to Symbol approved by FINRA and the Company.

ARTICLE VI

COVENANTS OF GEMX, MAULL AND THE SHAREHOLDERS

Between the date of this Agreement and the Closing Date,

VI.1 Additional Information.  GEMX, Maull and the Shareholders shall provide to BRNW and its Representatives such financial, operating, and other documents, data and information relating to GEMX or any of its Subsidiaries, the GEMX business and the GEMX assets and the liabilities of GEMX, as BRNW or its Representatives may reasonably request. In addition, GEMX, Maull and the Shareholders shall take all action necessary to enable BRNW and its Representatives to review and inspect the GEMX assets, the GEMX business and the liabilities of GEMX and discuss them with BRNW’s officers, employees, independent accountants, and counsel.  Notwithstanding any investigation that BRNW may conduct of GEMX or any of its Subsidiaries, the GEMX business,

pg. 16

the GEMX assets and the liabilities of GEMX, BRNW may fully rely on the Shareholders’ warranties, covenants and indemnities set forth in this Agreement.

VI.2 No Solicitations.  From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to ARTICLE X, GEMX, Maull and the Shareholders will not nor will they authorize or permit any of GEMX’ officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by it, directly or indirectly, (i) solicit or initiate the making, submission or announcement of any other acquisition proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to any other acquisition proposal, (iii) engage in discussions with any Person with respect to any other acquisition proposal, except as to the existence of these provisions, (iv) approve, endorse or recommend any other acquisition proposal or (v) enter into any letter of intent or similar document or any contract agreement or commitment contemplating or otherwise relating to any other acquisition proposal.

VI.3 Notification of Adverse change.  GEMX and Maull shall promptly notify BRNW of any material adverse change in the condition (financial or otherwise) of GEMX or any of its Subsidiaries.

VI.4 Consents and Approvals.  As soon as practicable after execution of this Agreement, GEMX and Maull shall use his commercially reasonable efforts to obtain any necessary consent, approval, authorization, or order of, make any registration or filing with or give notice to, any Regulatory Authority or Person as is required to be obtained, made or given by GEMX, Maull, or the Shareholders to consummate the transactions contemplated by this Agreement and the Collateral Documents.

VI.5 Notification of Certain Matters.  GEMX and Maull shall promptly notify BRNW of any fact, event, circumstance or action known to him that is reasonably likely to cause GEMX or any of its Subsidiaries to be unable to perform any of its covenants contained herein or any condition precedent if not to be satisfied, or that, if known on the date of this Agreement, would have been required to be disclosed to BRNW pursuant to this Agreement or the existence or occurrence of which would cause GEMX’s, Maull’s, or the Shareholders’ representations or warranties under this Agreement not to be correct and/or complete. GEMX and Maull shall give prompt written notice to BRNW of any adverse development causing a breach of any of the representations and warranties in ARTICLE IV.

ARTICLE VII

CONDITIONS PRECEDENT TO OBLIGATIONS OF GEMX, MAULL, AND THE SHAREHOLDERS

All obligations of GEMX and Maull and the Shareholders under this Agreement shall be subject to the fulfillment at or prior to Closing of each of the following conditions, it being understood that the

pg. 17

Parties may, in their sole discretion, to the extent permitted by applicable Legal Requirements, waive any or all of such conditions in whole or in part.

VII.1 Accuracy of Representations. All representations and warranties of BRNW contained in this Agreement, the Collateral Documents and any certificate delivered by any of BRNW at or prior to Closing shall be, if specifically qualified by materiality, true in all respects and, if not so qualified, shall be true in all material respects, in each case on and as of the Closing Date with the same effect as if made on and as of the Closing Date, except for representations and warranties expressly stated to be made as of the date of this Agreement or as of another date other than the Closing Date and except for changes contemplated or permitted by this Agreement.  BRNW shall have delivered to the Shareholders a certificate dated the Closing Date to the foregoing effect.

VII.2 Covenants.  BRNW shall, in all material respects, have performed and complied with each of the covenants, obligations and agreements contained in this Agreement and the Collateral Documents that are to be performed or complied with by them at or prior to Closing.

VII.3 Consents and Approvals.  All consents, approvals, permits, authorizations, and orders required to be obtained from, and all registrations, filings and notices required to be made with or given to, any Regulatory Authority or Person as provided herein.

VII.4 Delivery of Documents. BRNW shall have delivered, or caused to be delivered, to the Shareholders the following documents:

(i)Copies of BRNW articles of incorporation and bylaws and certified resolutions of the board of directors of BRNW authorizing the execution of this Agreement and the Collateral Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby.

(ii)Such other documents and instruments as GEMX, Maull, or the Shareholders may reasonably request: (A) to evidence the accuracy of BRNW’s representations and warranties under this Agreement, the Collateral Documents and any documents, instruments or certificates required to be delivered hereunder; (B) to evidence the performance by BRNW of, or the compliance by BRNW with, any covenant, obligation, condition and agreement to be performed or complied with by BRNW under this Agreement and the Collateral Documents; or (C) to otherwise facilitate the consummation or performance of any of the transactions contemplated by this Agreement and the Collateral Documents.

VII.5 No Material Adverse change.  Since the date hereof, there shall have been no material adverse change in BRNW’ assets, BRNW Business or the financial condition or operations of BRNW, taken as a whole.

ARTICLE VIII

CONDITIONS PRECEDENT TO OBLIGATIONS OF HALVORSON AND BRNW

All obligations of Halvorson and BRNW under this Agreement shall be subject to the fulfillment at or prior to Closing of the following conditions, it being understood that BRNW may, in its sole

pg. 18

discretion, to the extent permitted by applicable Legal Requirements, waive any or all of such conditions in whole or in part.

VIII.1 Accuracy of Representations.  All representations and warranties of GEMX, Maull, or the Shareholders contained in this Agreement and the Collateral Documents and any other document, instrument or certificate delivered by GEMX, Maull, or the Shareholders at or prior to the Closing shall be, if specifically qualified by materiality, true and correct in all respects and, if not so qualified, shall be true and correct in all material respects, in each case on and as of the Closing Date with the same effect as if made on and as of the Closing Date, except for representations and warranties expressly stated to be made as of the date of this Agreement or as of another date other than the Closing Date and except for changes contemplated or permitted by this Agreement.

VIII.2 Covenants.  GEMX, Maull, or the Shareholders shall, in all material respects, have performed and complied with each obligation, agreement, covenant and condition contained in this Agreement and the Collateral Documents and required by this Agreement and the Collateral Documents to be performed or complied with by GEMX, Maull, or the Shareholders at or prior to Closing.

VIII.3 Consents and Approvals.  All consents, approvals, authorizations, and orders required to be obtained from, and all registrations, filings and notices required to be made with or given to, any Regulatory Authority or Person as provided herein.

VIII.4 Delivery of Documents.  GEMX, Maull, and/or the Shareholders shall have executed and delivered, or caused to be executed and delivered, to BRNW the following documents:

Documents and instruments as BRNW may reasonably request: (A) to evidence the accuracy of the representations and warranties of GEMX, Maull, and the Shareholders under this Agreement and the Collateral Documents and any documents, instruments or certificates required to be delivered hereunder; (B) to evidence the performance by GEMX, Maull, and the Shareholders of, or the compliance by GEMX, Maull, and the Shareholders with, any covenant, obligation, condition and agreement to be performed or complied with by the Shareholders under this Agreement and the Collateral Documents; or (C) to otherwise facilitate the consummation or performance of any of the transactions contemplated by this Agreement and the Collateral Documents.

VIII.5 No Material Adverse Change.  There shall have been no material adverse change in the business, financial condition, or operations of GEMX and its Subsidiaries taken as a whole.

VIII.6 No Litigation.  No action, suit or proceeding shall be pending or threatened by or before any Regulatory Authority and no Legal Requirement shall have been enacted, promulgated or issued or deemed applicable to any of the transactions contemplated by this Agreement and the Collateral Documents that would: (i) prevent consummation of any of the transactions contemplated by this Agreement and the Collateral Documents; (ii) cause any of the transactions contemplated by this Agreement and the Collateral Documents to be rescinded following consummation; or (iii) have a Material Adverse Effect on GEMX or any of its Subsidiaries.

pg. 19

ARTICLE IX

INDEMNIFICATION

IX.1 Indemnification by BRNW. BRNW shall indemnify, defend and hold harmless (i) GEMX, Maull, and the Shareholders, (ii) any of GEMX’s, Maull’s, and the Shareholders’ assigns and successors in interest to BRNW Shares, and (iii) each of GEMX, Maull, and the Shareholders, members, partners, directors, officers, managers, employees, agents, attorneys and representatives, from and against any and all Losses which may be incurred or suffered by any such party and which may arise out of or result from any breach of any material representation, warranty, covenant or agreement of BRNW contained in this Agreement.  All claims to be assorted hereunder must be made for the first anniversary of the Closing.

IX.2 Indemnification by the Shareholders.  GEMX, Maull, and/or the Shareholders shall indemnify, defend, and hold harmless BRNW from and against any and all Losses which may be incurred or suffered by any such party hereto and which may arise out of or result from any breach of any material representation, warranty, covenant or agreement of GEMX, Maull, and/or the Shareholders contained in this Agreement, as applicable.  All claims to be assorted hereunder must be made for the first anniversary of the Closing.

IX.3 Notice to Indemnifying Party.  If any party (the “Indemnified Party”) receives notice of any claim or other commencement of any action or proceeding with respect to which any other party (or parties) (the “Indemnifying Party”) is obligated to provide indemnification pursuant to Sections 9.1 or 9.2, the Indemnified Party shall promptly give the Indemnifying Party written notice thereof, which notice shall specify in reasonable detail, if known, the amount or an estimate of the amount of the liability arising here from and the basis of the claim.  Such notice shall be a condition precedent to any liability of the Indemnifying Party for indemnification hereunder, but the failure of the Indemnified Party to give prompt notice of a claim shall not adversely affect the Indemnified Party’s right to indemnification hereunder unless the defense of that claim is materially prejudiced by such failure.  The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld or delayed) unless suit shall have been instituted against it and the Indemnifying Party shall not have taken control of such suit after notification thereof as provided in Section 9.4.

IX.4 Defense by Indemnifying Party.  In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a Person who is not a party to this Agreement, the Indemnifying Party at its sole cost and expense may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding (i) if it acknowledges to the Indemnified Party in writing its obligations to indemnify the Indemnified Party with respect to all elements of such claim (subject to any limitations on such liability contained in this Agreement) and (ii) if it provides assurances, reasonably satisfactory to the Indemnified Party, that it will be financially able to satisfy such claims in full if the same are decided adversely.  If the Indemnifying Party assumes the defense of any such claim or legal proceeding, it may use counsel of its choice to prosecute such defense, subject to the approval of such counsel by the Indemnified Party, which approval shall not be unreasonably withheld or delayed.  The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its counsel and at

pg. 20

its own expense; provided, however, that if the Indemnified Party, in its sole discretion, determines that there exists a conflict of interest between the Indemnifying Party (or any constituent party thereof) and the Indemnified Party, the Indemnified Party (or any constituent party thereof) shall have the right to engage separate counsel, the reasonable costs and expenses of which shall be paid by the Indemnified Party.  If the Indemnifying Party assumes the defense of any such claim or legal proceeding, the Indemnifying Party shall take all steps necessary to pursue the resolution thereof in a prompt and diligent manner.  The Indemnifying Party shall be entitled to consent to a settlement of, or the stipulation of any judgment arising from, any such claim or legal proceeding, with the consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed; provided, however, that no such consent shall be required from the Indemnified Party if (i) the Indemnifying Party pays or causes to be paid all Losses arising out of such settlement or judgment concurrently with the effectiveness thereof (as well as all other Losses theretofore incurred by the Indemnified Party which then remain unpaid or unreimbursed), (ii) in the case of a settlement, the settlement is conditioned upon a complete release by the claimant of the Indemnified Party and (iii) such settlement or judgment does not require the encumbrance of any asset of the Indemnified Party or impose any restriction upon its conduct of business.

ARTICLE X

TERMINATION

X.1 Termination.  This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to it being fully executed, or thereafter:

(a)by mutual written agreement of GEMX and BRNW hereto duly authorized by action taken by or on behalf of the respective Boards of Directors; or

(b)by either BRNW, GEMX, Maull, or the Shareholders upon notification to the non-terminating party by the terminating party:

(i)if the terminating party is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement on the part of the non-terminating party set forth in this Agreement such that the conditions will not be satisfied; provided, however, that if such breach is curable by the non-terminating party and such cure is reasonably likely to be completed prior to the Closing Date; or

(ii)  if any court of competent jurisdiction or other competent Governmental or Regulatory Authority shall have issued an order making illegal or otherwise permanently restricting, preventing, or otherwise prohibiting the Share Exchange and such order shall have become final.

(c)Effect of Termination.  If this Agreement is validly terminated by either BRNW GEMX, Maull, or the Shareholders pursuant to Section 10.1, this Agreement will forthwith become null and void and there will be no liability or obligation on the part of the parties hereto, except that nothing contained herein shall relieve any party hereto from liability for willful breach of its representations, warranties, covenants, or agreements contained in this Agreement.

pg. 21

ARTICLE XI

MISCELLANEOUS

XI.1 Parties Obligated and Benefited.  This Agreement shall be binding upon the Parties and their respective successors by operation of law and shall inure solely to the benefit of the Parties and their respective successors by operation of law, and no other Person shall be entitled to any of the benefits conferred by this Agreement.  Without the prior written consent of the other Party, no Party may assign this Agreement or the Collateral Documents or any of its rights or interests or delegate any of its duties under this Agreement or the Collateral Documents.

XI.2 Publicity.  All press release shall be joint press releases between BRNW and GEMX and each shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Share Exchange and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Regulatory Authorities (including any national securities inter dealer quotation service) with respect thereto, except as may be required by law or by obligations pursuant to any listing agreement with or rules of any national securities inter dealer quotation service.

XI.3 Notices.  Any notices and other communications required or permitted hereunder shall be in writing and shall be effective upon delivery by hand or upon receipt if sent by certified or registered mail (postage prepaid and return receipt requested) or by a nationally recognized overnight courier service (appropriately marked for overnight delivery) or upon transmission if sent by telex or facsimile (with request for immediate confirmation of receipt in a manner customary for communications of such respective type and with physical delivery of the communication being made by one or the other means specified in this Section as promptly as practicable thereafter).  Notices shall be addressed as follows:

If to Maull, GEMX:	GEMX Exchange Ltd. Suite 610, 1414 – 8th Street SW Calgary, Alberta, Canada T2R 1J6 jay@gemxx.com
If to BRNW or Halvorson:	24 Priest Point Drive, NE Marysville WA 98271 kimshalvorson@gmail.com

XI.4 Addresses. Any Party may change the address to which notices are required to be sent by giving notice of such change in the manner provided in this Section.

pg. 22

XI.5 Attorneys’ Fees.  In the event of any action or suit based upon or arising out of any alleged breach by any Party of any representation, warranty, covenant, or agreement contained in this Agreement or the Collateral Documents, the prevailing Party shall be entitled to recover reasonable attorneys’ fees and other costs of such action or suit from the other Party.

XI.6 Headings.  The Article and Section headings of this Agreement are for convenience only and shall not constitute a part of this Agreement or in any way affect the meaning or interpretation thereof.

XI.7 Choice of Law.  This Agreement and the rights of the Parties under it shall be governed by and construed in all respects in accordance with the laws of the State of Nevada, without giving effect to any choice of law provision or rule.

XI.8 Rights Cumulative.  All rights and remedies of each of the Parties under this Agreement shall be cumulative, and the exercise of one or more rights or remedies shall not preclude the exercise of any other right or remedy available under this Agreement or applicable law.

XI.9 Further Actions.  The Parties shall execute and deliver to each other, from time to time at or after Closing, for no additional consideration and at no additional cost to the requesting party, such further assignments, certificates, instruments, records, or other documents, assurances or things as may be reasonably necessary to give full effect to this Agreement and to allow each party fully to enjoy and exercise the rights accorded and acquired by it under this Agreement.

XI.10 Time of the Essence.  Time is of the essence under this Agreement.  If the last day permitted for the giving of any notice or the performance of any act required or permitted under this Agreement falls on a day which is not a Business Day, the time for the giving of such notice or the performance of such act shall be extended to the next succeeding Business Day.

XI.11 Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

XI.12 Entire Agreement.  This Agreement (including the Exhibits and any other documents, instruments and certificates referred to herein, which are incorporated in and constitute a part of this Agreement) contains the entire agreement of the Parties.

XI.13 Survival of Representations and Covenants.  Notwithstanding any right of GEMX, Maull, and the Shareholders to fully investigate the affairs of BRNW and notwithstanding any knowledge of facts determined or determinable by GEMX, Maull, and the Shareholders pursuant to such investigation or right of investigation, GEMX, Maull, and the Shareholders shall have the right to rely fully upon the representations, warranties, covenants, and agreements of BRNW contained in this Agreement.  Each representation, warranty, covenant, and agreement of BRNW contained herein shall survive the execution and delivery of this Agreement and the Closing and shall thereafter terminate and expire on the first anniversary of the Closing Date unless, prior to such date, GEMX, Maull, or the Shareholders has delivered to BRNW a written notice of a claim with respect to such representation, warranty, covenant or agreement.

pg. 23

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the day and year first above written.

BrainyBrawn, Inc

By: /s/ Kimberly Sue Halvorson

Name:  Kimberly Sue Halvorson

Title: Controlling Shareholder and, Secretary and Director

KIMBERLY SUE HALVORSON

By: /s/ Jay Maull

Name: Jay Maull

Title:  Chief Operating Officer and Director

JAY MAULL

GEMX Exchange Limited.

By: /s/ Jay Maull

Name: Jay Maull

Title:  Chief Operating Officer

JAY MAULL

{Notary}

For: JAY MAULL

Executed before me this first day of April, 2021

/s/ Brian D. West

Notary Public

Province of Alberta

---------------------------------------------

{Notary}

For: Kimberly Sue Halvorson

Executed before me this first day of April, 2021

/s/ Keith Earl

Notary Public

State of Washington, County of Snohomish

pg. 24